EXHIBIT 99.1

[LOGO OF WILLIAM LYON HOMES]

Contact:	Investor Relations
W. Douglass Harris William Lyon Homes (949) 833-3600

WILLIAM LYON HOMES REPORTS RECORD THIRD QUARTER ORDERS,

UP 96%, AND RECORD BACKLOG, UP 62%

NEWPORT BEACH, CA—October 7, 2003—William Lyon Homes (NYSE: WLS) announced today preliminary net new home orders and backlog information for the three months ended September 30, 2003 which were at the highest levels for any quarter in the Company’s history.

Net new home orders for the quarter ended September 30, 2003 were a record 977, an increase of 96%, as compared to 499 for the quarter ended September 30, 2002.

The Company’s backlog of homes sold but not closed was a record 1,795 at September 30, 2003, an increase of 62%, as compared to 1,109 at September 30, 2002.

	Three Months Ended September 30,
	2003			2002
	Unconsolidated			Unconsolidated
	Consolidated	Joint Ventures	Combined Total	Consolidated	Joint Ventures	Combined Total
Number of net new home orders:
California	441	219	660	201	190	391
Arizona	90	—	90	66	—	66
Nevada	227	—	227	42	—	42

	758	219	977	309	190	499

Average number of sales locations during period:
California	21	11	32	13	10	23
Arizona	6	—	6	5	—	5
Nevada	7	—	7	3	—	3

	34	11	45	21	10	31

Backlog of homes sold but not closed at end of period:
California	863	382	1,245	441	449	890
Arizona	230	—	230	154	—	154
Nevada	320	—	320	65	—	65

	1,413	382	1,795	660	449	1,109

The Company’s number of net new home orders per average sales location increased to 21.7 for the three months ended September 30, 2003 as compared to 16.1 for the three months ended September 30, 2002.

The Company’s cancellation rate for the three months ended September 30, 2003 was 21% as compared to 22% for the three months ended September 30, 2002.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at September 30, 2003 had 43 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions regarding future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.